FORM 3
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
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549                              -------------------------
                                                                                       OMB APPROVAL
                                     FORM 3                                     -------------------------
                                                                                   OMB Number 3235-0104
                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF                  -------------------------
                                   SECURITIES                                   Expires: January 31, 2005
                                                                                -------------------------
                                                                                Estimated average burden
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    hours per response...0.5
       Section 17(a) of the Public Utility Holding Company Act of 1935 or       -------------------------
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

  GREENFIELD,                         SUSAN                    D.
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   (Last)                            (First)              (Middle)


                           1761 HILLSBORO BLVD., #203
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                                    (Street)


  DEERFIELD BEACH,                     FL                   33442
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   (City)                            (State)                (Zip)

                3/28/03
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2.   Date of Event Requiring Statement (Month/Day/Year)


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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


        HEALTH EXPRESS USA, INC./TICKER HEXS
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4.   Issuer Name and Ticker or Trading Symbol



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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [x]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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                                       Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

   Common Stock                          478,858                      D
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
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        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:


             /s/ Susan D. Greenfield                             4/1/03
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          **Signature of Reporting Person                         Date

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.